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                               ANNUAL CERTIFICATE


Pursuant to Section 3.02 of the Servicing Agreement dated as of December 10, 1998, among Mid-State Trust VII, as Issuer, Mid-State Homes, Inc., as Master Servicer and First Union National Bank, as Custodian/Collateral Agent, the undersigned hereby certify that:

          (1) each of us has read and is familiar with the conditions and covenants contained in the Servicing Agreement;

          (2) the statement or opinions herein contained are based upon examinations or investigations of the affairs and operations of the Servicer during the period beginning December 10, 1998 and ending May 31, 1999, made under the supervision of the undersigned in the discharge of their duties as officers of the Servicer;

          (3) in our opinion, such examinations and investigations are sufficient to express an informed opinion as set forth in (4) below;

          (4) to the best of our knowledge the Servicer has kept, observed, performed and fulfilled each and every obligation contained in said Servicing Agreement and no Default by the Servicer has occurred and is continuing.


                                            MID-STATE HOMES, INC.


                                            By: /s/ J.H. Kelly
                                                    J.H. Kelly, Vice President


                                            By: /s/ Ann Cuervo
                                                    Ann Cuervo, Controller



Dated:  July 14, 1999